Exhibit 18

May 4, 2007

Cabela’s Incorporated
One Cabela Drive
Sidney, Nebraska

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2007, of the facts relating to the change in accounting for inventories from the last-in first-out method to the first-in first-out method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Cabela’s Incorporated and its consolidated subsidiaries as of any date or for any period subsequent to December 30, 2006. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Cabela’s Incorporated and its consolidated subsidiaries as of any date or for any period subsequent to December 30, 2006.

Yours truly,

/s/ Deloitte & Touche LLP

Omaha, Nebraska

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